Exhibit 99.1

FOR IMMEDIATE RELEASE	JUNE 15, 2015

Media Contact:

Julie Calzone

(337) 235-2924

jcalzone@calzone.com

Company Contacts:

Daniel J. Schreiber, CEO

(858) 509-8800

G. Darcy Klug, CFO

(337) 269-5933

INDEPENDENCE SLASHES COSTS IN FIRST QUARTER

Youngsville, Louisiana (OTC: IDNG) – Independence Energy Corp. (“Independence” or “the Company) announced today it reported a net loss of $37,167, or $nil per share, for the three month period ended April 30, 2015. For the three month period ended April 30, 2014, the Company had previously reported a net loss from continuing operations of $113,551.

Commenting on the first quarter results, Daniel J. Schreiber, Chairman and Chief Executive Officer, said, “During the first quarter, we concentrated on reducing general and administrative costs. For the three month period ended April 30, 2015, we reported a net loss of $37,167 of which $17,316 was a non-cash charge from the amortization of certain intangible assets. There were no non-cash charges in the same three month period ended April 30, 2014. During the first quarter, we made substantial improvements in the quality of services provided by our third party legal and accounting professionals. Additionally, we terminated all existing third party management and marketing consulting agreements with the medical device business unit.”

Schreiber added, “With costs under control, we can now focus on future strategies for developing the medical device business unit and the pursuit of other investment opportunities. We previously announced our intentions to consider investment opportunities outside of medical device distribution including, but not necessarily limited to, commercial and hospitality real estate, specialized financial services and equipment rentals.”

“These corporate changes are arduous and time consuming at best,” continued Schreiber. “We must complete the legal process before we can pursue new investment opportunities. When the corporate changes are completed, we will be positioned to move forward with the process of completing a corporate name change, the acquisition of a new trading symbol and a new CUSIP number, and other corporate changes we believe necessary so that we can move forward and continue to increase shareholder value.”

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This release may contain forward-looking statements. Forward-looking statements are all statements other than statements of historical fact. Statements contained in this release that are not historical facts may be deemed to be forward-looking statements. The words “anticipate,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be,” “potential” and any similar expressions are intended to identify those assertions as forward-looking statements.

Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from that projected or suggested herein due to certain risks and uncertainties. In evaluating forward-looking statements, you should consider the various factors which may cause actual results to differ materially from any forward-looking statements including those listed in the “Risk Factors” section of our latest 10-K report. Further, the Company may make changes to its business plans that could or will affect its results. Investors are cautioned that the Company will undertake no obligation to update any forward-looking statements.